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                                                                    EXHIBIT 10.5




REVOLVING CREDIT PROMISSORY NOTE
BUSINESS & PROFESSIONAL
VARIABLE RATE

Name and Address of Borrower(s):

Spectral Holding Corporation dba Spectratek Corporation
5405 Jandy Place
Los Angeles, CA 90066

         FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay in U.S. Dollars on or before April 1, 1998 (the "Maturity Date"), to the order of Citibank, Federal Savings Bank with its principal offices located in San Francisco, California, or at such other place as Citibank or the holder hereof (the "Holder") may from time to time designate, the unpaid principal balance of all sums that have been advanced to or for the benefit of Borrower in accordance with the terms of this Revolving Credit Promissory Note Variable Rate (the "Note"), that certain Credit Agreement by and between Borrower and Holder (the "Credit Agreement") or any other document applicable to this revolving line of credit. Advances will be made in accordance with this Note and the Credit Agreement. Holder may, but is not required to, honor a request for an advance if a default as defined in the Credit Agreement has occurred, or if the amount requested, when added to the then total outstanding unpaid balance, would exceed the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) (the "Credit Limit"). Subject to the terms of this Note and the Credit Agreement, Borrower may borrow, repay and reborrow under this Note from time to time and at any time prior to the earliest of demand, acceleration, or Maturity Date of this Note, on which date the outstanding principal balance, accrued but unpaid interest and any and all fees and charges advanced pursuant to this Note, the Credit Agreement or any security agreement entered into between Borrower and Holder securing Borrower's performance pursuant to the Note or Credit Agreement are due and payable in full.

         Interest will be charged on the unpaid principal balance of this Note to the date all sums are paid on a daily basis for the actual number of days any portion of the principal is outstanding, at a rate per annum (the "Note Rate") equal to the sum of three quarters of one percentage point (.75%) plus the rate of interest established by Citibank, N.A., from time to time as its Base Rate, with the Note Rate to be adjusted on the effective date of each change in the Base Rate. The Base Rate is that rate announced from time to time as the Base Rate by Citibank, N.A., at its head office in New York, New York and Borrower agrees that Holder may charge any other borrower a rate or rates different from, above or below the Base Rate established by Citibank, N.A. If, at any time, the Base Rate is no longer announced by or available from Citibank, N.A., the Holder may choose a different index, in its discretion.

         Interest will be computed on the basis of a 360 day year and the actual number of days elapsed and will be due and payable monthly, on the first day of each month, commencing with the first day of the calendar month immediately succeeding the date of this note, except that if the date of this note is on or after the fifteenth (15th) day of the month, payments will commence on the first day of the second succeeding calendar month until all principal, interest and other fees and charges are paid. Borrower agrees to the rate of interest represented by the Note Rate and to pay any additional charges, costs and fees arising out of or relating to the transaction evidenced by this Note including, but not limited to, advances or fees pursuant to the Credit Agreement or any security agreement given in connection with this transaction.

         Borrower acknowledges that the Note Rate has been determined, in part, on Borrower's maintaining its primary deposit account with Citibank and further that if, at any time when Citibank holds this Note and such deposit account is not maintained with Citibank, the interest rate will be changed as provided herein. If for any reason Borrower fails to maintain its primary deposit account with Citibank, the Note Rate will be increased by the numeral one (1). For the purpose of this Note, the term "primary deposit account" will mean the deposit account into which substantially all of Borrower's receipts from its operations are deposited and from which substantially all of Borrower's disbursements for its operations are made.





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                                                                      CITIBANK
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         All obligations under this Note (including principal, interest, costs and fees) not discharged when due, or after any default, or in any event not discharged on the Maturity Date, will bear interest thereafter at a rate per annum equal to the rate calculated by adding the numeral three (3) to the otherwise applicable Note Rate (the "Default Rate"). In the event that any payment becomes overdue for a period in excess of fifteen (15) days and Holder does not exercise its option to accelerate the maturity of this Note, a late charge of five percent (5%) of the overdue payment or twenty five dollars ($25.00), whichever is greater, will be charged by Holder for the purpose of defraying the costs and expenses incident to such delinquency. Borrower recognizes that its default in making payments, or otherwise causing an event of default to occur will require Holder to incur additional expense in servicing this loan, in loss to Holder of the use of money due and in frustration to Holder in meeting other financial and loan commitments and that damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees that an amount equal to the late charge plus interest at the Default Rate is a reasonable estimate of the damage to Holder in the event of late payment and that the accrual of interest at the Default Rate following any default is a reasonable estimate of the damage to Holder in such event regardless of whether there has been an acceleration of the outstanding balance.

         Borrower promises to pay all costs of collection, including reasonable attorneys' fees, incurred in the collection of this Note. Payments will be first applied to accrued costs, expenses and fees, if any, then to interest due and then to the reduction of the principal amount outstanding.

         This Note will be governed by Federal laws and to the extent that state law applies, it shall be interpreted and enforced under the laws of the State of California.

         Borrower hereby waives diligence, presentment, protest, demand and notice of every kind, and to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action hereunder.

         If more than one person signs this Note, then all words used herein in the singular will be deemed to have been used in the plural as the context and construction so require, and when this Note is executed by more than one person, the term "Borrower" will mean each and all of them, jointly and severally.

         Borrower represents and warrants that the indebtedness represented by this Note is for commercial, agricultural or business purposes.

DATE: March 24, 1997

BORROWER(S):

Spectral Holding Corporation dba Spectratek Corporation

By: /s/ Terrence Conway
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        Terrence Conway, President





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                                                                      CITIBANK